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                                                                  EXHIBIT 3(iii)

                             INVESTORS TITLE COMPANY

             RESOLUTIONS TO BE CONSIDERED BY THE BOARD OF DIRECTORS

                                BYLAW AMENDMENTS

                                 MARCH 10, 1997


         WHEREAS, the Board of Directors of Investors Title Company (the "Corporation") deems it to be in the best interest of the Corporation to amend certain provisions of the Bylaws of the Corporation to conform such provisions to, and to supply the Corporation with the flexibility afforded by, the North Carolina Business Corporation Act; now then it is

         RESOLVED, that the Bylaws of the Corporation be and hereby are amended as follows:

         A. Article I, Section 5 of the Bylaws is amended to delete said Section 5 in its entirety and to substitute in lieu thereof the following:

         5. Notice of Meetings. Written or printed notice stating the time and place of the meeting shall be delivered no fewer than 10 nor more than 60 days before the date thereof, either personally or by mail, by or at the direction of the President or the other person calling the meeting, to each shareholder of record entitled to vote at such meeting and to each nonvoting shareholder entitled to notice of the meeting. If the corporation is required by law to give notice of proposed action to nonvoting shareholders and the action is to be taken without a meeting pursuant to Section 9 of this Article, written notice of such proposed action shall be delivered to such shareholders not less than 10 days before such action is taken.

         If notice is mailed, such notice shall be effective when deposited in the United States mail with postage thereon prepaid and correctly addressed to the shareholder's address shown in the corporation's current record of shareholders.

         In the case of an annual or substitute annual meeting, the notice of meeting need not specifically state the business to be transacted thereat unless it is a matter with respect to which specific notice to the shareholders is expressly required by the provisions of the North Carolina Business Corporation Act. In the case of a special meeting, the notice of meeting shall specifically state the purpose or purposes for which the meeting is called.

         When a meeting is adjourned for more than 120 days after the date fixed for the original meeting or if a new record date for the adjourned meeting is fixed, notice of the

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adjourned meeting shall be given as in the case of an original meeting. When a meeting is adjourned for 120 days or less and no new record date for the adjourned meeting is fixed, it is not necessary to give notice of the adjourned meeting other than by announcement at the meeting at which the adjournment is taken.

         B. Article VII, Section 3 of the Bylaws is amended to delete said
Section 3 in its entirety and to substitute in lieu thereof the following:

         3. Fixing Record Date. For the purpose of determining the shareholders entitled to notice of a meeting of shareholders, to demand a special meeting, to vote, to take any other action, or to receive a dividend with respect to their shares, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders. Such record date fixed by the Board of Directors under this Section shall not be more than 70 days before the meeting or action requiring a determination of shareholders.

         If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to a dividend, the close of the business day before the first notice is delivered to shareholders or the date on which the Board of Directors authorizes the dividend, as the case may be, shall be the record date for such determination of shareholders.

         When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

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